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                          SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549
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                                       FORM 8-K

                                    CURRENT REPORT
         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of report (Date of earliest event reported):  September  30, 1998



                               FIRST STERLING BANKS, INC.
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                      Exact name of Registrant as Specified in Charter

         Georgia                         33-78046                 58-2104977
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(State of other jurisdiction     (Commission File Number)      (IRS Employer
 of incorporation)                                           Identification No.)


                     1200 Barrett Parkway, Kennesaw, Georgia  30144
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                        (Address of Principal Executive Officers)



Registrant's Telephone Number, including area code:  770-499-2265
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                                      N/A
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            (Former name or former address, if changed since last report)


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Item 5. Other Events
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            On October 1, 1998, Ted A. Murphy, President and CEO of Georgia
Bancshares, Inc., and Edward C. Milligan, Chairman and CEO of First Sterling Banks, Inc. (NASDAQ:FSLB), announced the signing of a nonbinding Letter of Intent to merge the two suburban Atlanta, Georgia bank holding companies.

            Georgia Bancshares, Inc. is the parent of Tucker-based Community Bank of Georgia, a state chartered bank with $76 million in assets and two banking offices in DeKalb and Gwinnett Counties. First Sterling Banks, Inc., parent of Eastside Bank in Gwinnett County and Westside Bank in Cobb County, has $176 million in assets and three banking offices.

            Upon completion of the proposed merger, First Sterling Banks, the surviving company, will have total assets of $252 million and equity of $24 million. Eastside Bank, Westside Bank and Community Bank of Georgia will operate as separate subsidiaries of First Sterling Banks. Each bank will retain its Board of Directors, management, trade name and other primary market strengths.

            The proposed merger will be accounted for on a pooling of interests basis with shareholders of Georgia Bancshares receiving shares in First Sterling proportionate to the relative adjusted book value of each organization at the consummation of the merger.

            The proposed merger is subject to the execution of a definitive agreement by both companies, the approval of the transaction by federal and state regulatory authorities, a due diligence examination, shareholder approvals, and other customary conditions of closing.


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto dulty authorized.

DATE:  October 1, 1998


                                                   FIRST STERLING BANKS, INC.


                                                 \s\ Edward C. Milligan
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                                                            Edward C. Milligan
                                            Chairman & Chief Executive Officer